EXHIBIT 10.2

Waste Management, Inc.

409A Deferral Savings Plan

As Amended and Restated Effective January 1, 2014

i

2.40	“Salary Deferral”	5
2.41	“Salary Grade”	5
2.42	“Separation from Service”	5
2.43	“Specified Employee”	5
2.44	“Stock Incentive Plan”	5
2.45	“Total Adjusted Compensation”	5
2.46	“Total Compensation”	5
ARTICLE 3 ELIGIBILITY AND PARTICIPATION		5
3.1	Employee Eligibility	5
3.2	Director Eligibility	6
3.3	Suspension of Participation	6
ARTICLE 4 COMPENSATION SUBJECT TO DEFERRAL		7
4.1	Salary Deferrals	7
4.2	Bonus Deferrals	7
4.3	Matching Allocations	7
4.4	Fee Deferrals	7
4.5	RSU Deferrals	7
4.6	PSU Deferrals	7
ARTICLE 5 DEFERRAL ELECTION TIMING RULES		7
5.1	Salary Deferrals	7
5.2	Bonus Deferrals	8
5.3	Fee Deferrals	8
5.4	RSU Deferrals	8
5.5	PSU Deferrals	8
5.6	Deferral Forms; Irrevocability	8
5.7	Rolling Election	8
ARTICLE 6 ACCOUNTS		9
6.1	Accounts	9
6.2	Crediting of Accounts	9
6.3	Investments for Salary Deferrals, Bonus Deferrals, and Matching Allocations	9
6.4	Investments for Fee Deferrals, RSU Deferrals, and PSU Deferrals	9
6.5	Expenses	10
6.6	Statements	10
ARTICLE 7 VESTING		10
ARTICLE 8 DISTRIBUTION OF ACCOUNTS		10
8.1	Election as to Time and Form of Payment	10
8.2	Distributions	11
8.3	Permitted Acceleration of Payment	11
8.4	Death	12
8.5	Unforeseeable Emergency	12
8.6	Taxes	12
ARTICLE 9 PLAN ADMINISTRATION		12
9.1	Plan Administration and Interpretation	12
9.2	Powers, Duties, Procedures	13
9.3	Information	13
9.4	Indemnification of Plan Administrator	13

ii

ARTICLE 10 AMENDMENT AND TERMINATION		13
10.1	Authority to Amend and Terminate	13
10.2	Existing Rights	13
ARTICLE 11 CLAIMS		13
11.1	Rights	13
11.2	Procedure	13
11.3	Appeal	13
11.4	Limitations	14
ARTICLE 12 MISCELLANEOUS		14
12.1	No Funding	14
12.2	General Creditor Status	14
12.3	Non-assignability	14
12.4	Limitation of Participant’s Rights	14
12.5	Participants Bound	14
12.6	Satisfaction of Claims; Unclaimed Benefits	14
12.7	Governing Law and Severability	15
12.8	No Contract of Employment	15
12.9	Headings	15
12.10	Number and Gender	15

iii

Waste Management, Inc.

409A Deferral Savings Plan

As Amended and Restated Effective January 1, 2014

ARTICLE 1

INTRODUCTION

1.1 Purpose and History of Plan. Waste Management, Inc. (the “Company”) established the Waste Management, Inc. 409A Deferral Savings Plan (the “Plan”) to provide certain eligible employees a means to defer a portion of their base salary and/or their bonus that is earned and vested on or after January 1, 2005 in compliance with Section 409A of the Internal Revenue Code so as to save for retirement. The Plan was primarily designed to give these eligible employees an additional avenue to defer amounts that are in addition to and otherwise limited from deferral under the Waste Management Retirement Savings Plan due to certain limitations established under the Internal Revenue Code for such plan. The Plan was originally effective as of January 1, 2005 and was amended and restated effective as of January 1, 2008, to add the rules regarding the deferral of payment of Restricted Stock Unit Grants and Performance Share Unit Grants under the Waste Management, Inc. 2004 Stock Incentive Plan, to add eligibility for and the rules regarding the deferral of directors’ fees, and to comply with the final regulations issued under Section 409A of the Internal Revenue Code for all deferrals of compensation. The Plan is hereby amended and restated effective January 1, 2014.

1.2 Status of Plan. The Plan is intended to be an unfunded plan maintained by the Company “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and the Plan shall be interpreted and administered consistent with this intent.

ARTICLE 2

DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 “Account” means an account established for the benefit of a Participant under Section 6.1, which may include one or more sub-accounts.

2.2 “Approved Leave of Absence” means a military, sick or other bona fide leave of absence approved by the Company under its policies which does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. Notwithstanding the foregoing, if the leave is due to a Disability, 29 months is substituted for six months in the preceding sentence.

2.3 “Base Salary” means the annual base salary rate payable by an Employer to an Eligible Employee for services performed during any Plan Year that would be includible in the Eligible Employee’s gross income for such year determined before deductions made with respect to the Plan, the Qualified Plan, or any other plan maintained by an Employer permitting pre-tax contributions, such as an Employer-sponsored plan established under Code Section 125. Base Salary does not include income from stock option exercises, Bonuses and Bonus Deferrals under the Plan, or any other type of incentive award.

2.4 “Beneficiary” means the beneficiary or beneficiaries designated by a Participant or otherwise under Section 8.4 to receive an amount, if any, payable from such Participant’s Account upon the death of the Participant.

2.5 “Board” means the board of directors of the Company.

2.6 “Bonus” means the annual bonus payable under the Company’s annual incentive plan.

2.7 “Bonus Deferral” means the portion of an Eligible Bonus that is deferred by a Participant under Section 4.2 with respect to a Plan Year.

2.8 “Change in Control” means the first to occur of any of the following:

(i) any Person, or Persons acting as a group (within the meaning of Code Section 409A), acquires, directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that, together with securities held by such Person or Persons, represents fifty percent (50%) or more of the total voting power or total fair market value of the Company’s then outstanding securities;

(ii) any Person, or Persons acting as a group (within the meaning of Code Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that represents thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;

(iii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors before the date of such appointment or election or whose appointment, election or nomination for election was previously so approved or recommended; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company and such liquidation is actually commenced or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. For purposes hereof, a “sale or other disposition by the Company of all or substantially all of the Company’s assets” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to such sale.

For purposes of this definition, the following terms shall have the following meanings:

(A) “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time; and

(B) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an employee benefit plan of the Company, (4) an underwriter temporarily holding securities pursuant to an offering of such securities or (5) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock.

2.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.10 “Company” means Waste Management, Inc., a Delaware corporation, or any successor corporation thereto.

2.11 “Compensation Committee” means the Management Development and Compensation Committee of the Board.

2.12 “Deferral Form” means the document, documents or electronic media prescribed by the Plan Administrator pursuant to which a Participant may make elections to defer a portion of the Participant’s Eligible Base Salary, all or a portion of the Participant’s Eligible Bonus, all or a portion of the Participant’s Directors Fees, all or a portion of the Participant’s Restricted Stock Unit Grant, or all or a portion of the Participant’s Performance Share Unit Grant.

2.13 “Deferrals” means Salary Deferrals, Bonus Deferrals and Matching Allocations.

2.14 “Director” means a member of the Board who is not also an employee of the Company or any of its affiliated entities.

2.15 “Directors Fees” means all of the cash compensation payable to a Director for service on the Board, including the cash portion of any annual retainer, meeting and other fees, but excluding any expense reimbursements.

2.16 “Disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

2.17 “Eligible Base Salary” means that portion of the Base Salary payable following the attainment of the Limit during the Plan Year.

2.18 “Eligible Bonus” means any portion of the Bonus payable during the Plan Year under the Company’s annual incentive plan that, when added to all other compensation paid to the Eligible Employee, exceeds the Limit for the Plan Year.

2.19 “Eligible Employee” means an Employee who satisfies the eligibility requirements set forth in Article 3.

2.20 “Employee” means an employee of an Employer who is an eligible employee within the meaning of the Qualified Plan and who is classified in Salary Grade 62 or above.

2.21 “Employer” means the Company or an affiliated corporation of the Company that is an adopting employer under the Qualified Plan.

2.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.23 “Fair Market Value” of a share of Company common stock or of a stock unit means, as of a particular date, (a) if shares of common stock are listed on a national securities exchange, the average of the highest and lowest sales price per share of such common stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of common stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (b) if shares of common stock are not so listed but are quoted by The Nasdaq Stock Market, Inc., the average of the highest and lowest sales price per share of common stock reported on the consolidated transaction reporting system for The Nasdaq Stock Market, Inc., or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or, at the discretion of the Compensation Committee, the price prevailing as quoted by The Nasdaq Stock Market, Inc. at the time of exercise, (c) if the common stock is not so listed or quoted, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations are available, as reported by The Nasdaq Stock Market, Inc., or, if not reported by The Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated or (d) if shares of common stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.

2.24 “Fee Deferral” means the portion of Directors Fees which is deferred by a Participant under Section 4.4 with respect to a Plan Year.

2.25 “Limit” means the compensation limit under Code Section 401(a)(17) under the Qualified Plan.

2.26 “Matched Deferral” means a Participant’s Salary Deferrals and Bonus Deferrals for a Plan Year under the Plan.

2.27 “Matching Allocation” means an allocation by the Employer for the benefit of a Participant who is an Eligible Employee, as described in Section 4.3.

2.28 “Participant” means a current or former Eligible Employee or Director who participates in the Plan in accordance with Article 3 or maintains an Account balance hereunder.

2.29 “Payment Commencement Date” shall have the meaning set forth in Section 8.2 hereof.

2.30 “Payment Form” means the document, documents, or electronic media prescribed by the Plan Administrator pursuant to which a Participant shall elect the time of distribution of his Account balance, and, with respect to the Participant’s initial year of participation except as otherwise set forth in Section 8.1(b)(ii), the form of payment of his Account balance, as provided under Article 8.

2.31 “Performance Share Unit Grant” or “PSU Grant” means an award of a unit of phantom stock of the Company to a Participant under the terms of the Stock Incentive Plan which shall vest based on performance criteria established in the award agreement, and which is eligible for deferral in accordance with the award agreement.

2.32 “Plan” means the Waste Management, Inc. 409A Deferral Savings Plan as provided herein and as amended and restated effective January 1, 2014.

2.33 “Plan Administrator” means the individual, individuals or committee designated by the Company as responsible for the administration of the Plan. With respect to Eligible Employees, unless the Company determines otherwise, the Administrative Committee of the Waste Management Employee Benefit Plans (the “Administrative Committee”) shall be the Plan Administrator. With respect to Directors, the Plan Administrator shall be the Nominating & Governance Committee of the Board.

2.34 “Plan Year” means the calendar year.

2.35 “Prior Plan” means the Waste Management, Inc. 409A Deferral Savings Plan, as in effect immediately prior to January 1, 2014.

2.36 “PSU Deferral” means the deferral of the receipt of payment of a Performance Share Unit Grant by a Participant under Section 4.6 in a given Plan Year.

2.37 “Qualified Plan” means the Waste Management Retirement Savings Plan, as amended from time to time.

2.38 “Restricted Stock Unit Grant” or “RSU Grant” means an award of a unit of phantom stock of the Company to a Participant under the terms of the Stock Incentive Plan which shall vest based on service, and which is eligible for deferral in accordance with the award agreement.

2.39 “RSU Deferral” means the deferral of the receipt of payment of a Restricted Stock Unit Grant by a Participant under Section 4.5 in a given Plan Year.

2.40 “Salary Deferral” means the portion of Eligible Base Salary which is deferred by a Participant under Section 4.1 with respect to a Plan Year.

2.41 “Salary Grade” means the administrative schedule employed by Company human resources as providing a fixed framework of salary ranges.

2.42 “Separation from Service” means a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Treas. Reg. § 1.409A 1(h) (or any successor regulations or guidance thereto), including separation due to death.

2.43 “Specified Employee” means all current or former Eligible Employees who maintain an Account balance hereunder as provided in Treas. Reg. § 1.409A-1(i)(5).

2.44 “Stock Incentive Plan” means the Waste Management, Inc. 2004 Stock Incentive Plan, Waste Management, Inc. 2009 Stock Incentive Plan and any subsequent equity-based incentive plan adopted by the Company.

2.45 “Total Adjusted Compensation” means for a Plan Year, the excess, if any, of (i) the Eligible Employee’s Total Compensation, over (ii) the Limit.

2.46 “Total Compensation” means for a Plan Year the sum of an Eligible Employee’s Base Salary and Bonus.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1 Employee Eligibility.

(a) For purposes of Salary Deferrals and Bonus Deferrals, an individual shall be eligible to participate in the Plan for a Plan Year if he is an Employee prior to the beginning of the Plan Year for which the Salary Deferral or Bonus Deferral will be applicable. An Employee hired during the Plan Year may become eligible to participate as provided in Section 3.1(d) hereof.

(b) For purposes of RSU Deferrals, an individual shall be eligible to participate in the Plan for a Plan Year if he is an Employee and he has been designated to receive a Restricted Stock Unit Grant prior to the beginning of the Plan Year in which the RSU Grant will occur.

(c) For purposes of PSU Deferrals, an Employee shall be eligible to participate in the Plan for a Plan Year if he has a Performance Share Unit Grant the performance period for which will conclude at least twelve months after the start of the Plan Year.

(d) Prior to each Plan Year, the Plan Administrator shall identity and notify those Employees who are eligible to participate in the Plan pursuant to Section 3.1(a) or 3.1(b) for such Plan Year. An individual who is hired during a Plan Year is not eligible to participate in the Plan for the remainder of the Plan Year in which he is first hired, unless (i) he is classified in Salary Grade 62 or above on his date of hire, (ii) he is not otherwise eligible for, or a participant in, a “plan” which is aggregated with the Plan for purposes of Code Section 409A and otherwise satisfies the requirements of Treas. Reg.§ 1.409A-2(a)(7), and (iii) the Compensation Committee, in its sole discretion, determines he is eligible. The Plan

Administrator shall also notify those Employees and Directors who receive a PSU Grant of their eligibility to participate in the Plan. Except with respect to the Compensation Committee’s determination of eligibility for newly hired Employees pursuant to this Section 3.1(d), the Plan Administrator shall have the sole discretion to determine eligibility pursuant to the Plan.

(e) An Eligible Employee who properly completes a Deferral Form in accordance with Article 5 shall become a Participant in the Plan on the first date as of which a Salary Deferral, Bonus Deferral, RSU Deferral, or PSU Deferral is credited to his Account. A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his Account.

3.2 Director Eligibility.

(a) For purposes of Fee Deferrals, an individual shall be eligible to participate in the Plan for a Plan Year if he is a Director prior to the start of the Plan Year, or if he becomes a Director after the start of a Plan Year he shall be eligible to participate in the Plan for the remainder of the Plan Year for Directors Fees earned after his election date in accordance with Section 5.3.

(b) For purposes of RSU Deferrals, a Director shall be eligible to participate in the Plan for a Plan Year if prior to the beginning of the Plan Year for which the RSU Deferral will be applicable, he has been designated to receive a Restricted Stock Unit Grant for the Plan Year following the Plan Year in which he is designated to receive an RSU Grant.

(c) For purposes of PSU Deferrals, a Director shall be eligible to participate in the Plan for a Plan Year if he has a Performance Share Unit Grant the performance period for which will conclude at least twelve months after the start of the Plan Year.

(d) Prior to each Plan Year, the Plan Administrator shall identity and notify Directors who are eligible to participate in the Plan pursuant to Section 3.2(a) or 3.2(b) for such Plan Year. A Director who is hired during a Plan Year is not eligible to participate in the Plan for the remainder of the Plan Year in which he is first hired unless he is not otherwise eligible for, or a participant in, a “plan” which is aggregated with the Plan for purposes of Code Section 409A and otherwise satisfies the requirements of Treasury Regulation § 1.409A-2(a)(7). The Plan Administrator shall also notify those Directors who receive a PSU Grant of their eligibility to participate in the Plan. The Plan Administrator shall have the sole discretion to determine eligibility pursuant to the Plan.

(e) A Director who properly completes a Deferral Form in accordance with Article 5 shall become a Participant in the Plan on the first date as of which a Fee Deferral, RSU Deferral, or PSU Deferral is credited to his Account. A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his Account.

3.3 Suspension of Participation. If a Participant who is currently making Salary Deferrals, RSU Deferrals or PSU Deferrals, who is receiving Matching Allocations or who has a pending Bonus Deferral no longer satisfies the eligibility requirements of Section 3.1 during a Plan Year due to a change in Salary Grade, or if a Participant currently making Fee Deferrals no longer satisfies the definition of Director during a Plan Year, the Participant’s Deferrals shall continue in effect in accordance with the corresponding election. The Participant shall not be allowed to make Salary Deferrals, Fee Deferrals, Bonus Deferrals or receive Matching Allocations for any subsequent Plan Year until the Participant again satisfies such eligibility requirements. The Plan Administrator shall notify the Participant when he or she is again eligible and the Participant shall be permitted to resume active participation in the Plan as of the Plan Year next following such notification.

ARTICLE 4

COMPENSATION SUBJECT TO DEFERRAL

4.1 Salary Deferrals. With respect to any Plan Year, an Eligible Employee may irrevocably elect to defer, on a pre-tax basis, up to 25% (in whole percentages) of his Eligible Base Salary. Such an election is a separate and independent election from an election to defer compensation under the Qualified Plan.

4.2 Bonus Deferrals. With respect to any Plan Year, an Eligible Employee may irrevocably elect to defer receipt of all or a portion of his Eligible Bonus (in whole percentages). Notwithstanding the foregoing, if the amount of the Bonus in excess of the Bonus Deferral is not sufficient to satisfy the tax due for FICA with respect to such Bonus, the amount of the Eligible Bonus that may be deferred shall be reduced to the extent necessary to satisfy the tax due for FICA with respect to such Bonus.

4.3 Matching Allocations.

(a) An Eligible Employee shall receive a Matching Allocation equal to (i) 100% of the Participant’s Matched Deferrals up to 3% of the Participant’s Total Adjusted Compensation, plus (ii) 50% of the Participant’s Matched Deferrals in excess of 3% of the Participant’s Total Adjusted Compensation, up to 6% of the Participant’s Total Adjusted Compensation.

(b) The Employer shall credit the Matching Allocation to the Account of each Participant who is an Eligible Employee and is entitled to such a contribution pursuant to Section 4.3(a) no later than the latest date permitted by Code Section 404 for matching contributions under the Qualified Plan with respect to each Plan Year thereunder (or such later date that the need for a matching contribution is determined).

4.4 Fee Deferrals. With respect to any Plan Year, a Director may irrevocably elect to defer, on a pre-tax basis, 50% or 100% of his Director Fees payable for that Plan Year.

4.5 RSU Deferrals. An Eligible Employee or a Director may elect to defer the receipt of payment for any Restricted Stock Unit Grant. Notwithstanding the foregoing, the amount of an Eligible Employee’s Restricted Stock Unit Grant eligible for deferral shall not exceed the restricted stock unit value reduced by the amount necessary to satisfy the tax due for FICA with respect to such Restricted Stock Unit Grant.

4.6 PSU Deferrals. An Eligible Employee or Director may elect to defer the receipt of payment for any Performance Share Unit Grant. Notwithstanding the foregoing, the amount of an Eligible Employee’s Performance Share Unit Grant eligible for deferral shall not exceed the restricted stock unit value reduced by the amount necessary to satisfy the tax due for FICA with respect to such Performance Share Unit Grant.

ARTICLE 5

DEFERRAL ELECTION TIMING RULES

5.1 Salary Deferrals.

(a) General Rule. An election to defer Eligible Base Salary shall be made prior to the calendar year in which the Eligible Base Salary is earned. The Plan Administrator shall provide a Deferral Form and notify each Eligible Employee of the applicable election period and deadline for filing such election.

(b) Newly Eligible Employees. In the case of an Employee who is hired during a Plan Year and who the Compensation Committee determined, in its sole discretion, is an Eligible Employee pursuant to Section 3.1(e) hereof, an election to defer Eligible Base Salary must be made within 30 days after the later of (i) the date the Eligible Employee begins employment, and (ii) the date the Compensation Committee has taken action to authorize the Employee’s eligibility. Such an election is effective only with respect to Eligible Base Salary earned with respect to the payroll period starting on or after the election becomes irrevocable as set forth in Section 5.6 hereof.

5.2 Bonus Deferrals.

(a) General Rule. An election to defer an Eligible Bonus must be made prior to the calendar year in which the Eligible Bonus is earned. The Plan Administrator shall provide a Deferral Form and notify each Eligible Employee of the applicable election period and deadline for filing such election.

(b) Performance-Based Compensation. If all or any portion of an Eligible Bonus is separately identifiable as “performance-based compensation,” as defined by Treas. Reg. § 1.409A-1(e), then the Bonus Deferral election with respect to that Eligible Bonus (or portion thereof) may be made at a later date, as determined by the Plan Administrator, that is at least six months before the end of the performance period, provided that such an election may not be made after the amount of such Eligible Bonus has become readily ascertainable.

(c) Newly Eligible Employees. An Eligible Employee in his first year of employment may not elect to defer any Eligible Bonus that is earned in such year.

5.3 Fee Deferrals.

(a) General Rule. An election to defer Directors Fees shall be made prior to the Plan Year in which the Directors Fees are earned. The Plan Administrator shall provide a Deferral Form and notify each Director of the applicable election period and deadline for filing such election.

(b) Newly Eligible Directors. In the case of a Director in his first year of service as a Director, an election to defer Directors Fees may be made within 30 days after the Director begins service; provided that such new Director was not eligible to participate in a plan of the Company’s that is to be aggregated with the Plan under Treasury Regulations Section 1.409A-1(c)(2). Such an election is effective only with respect to Directors Fees earned after the election.

5.4 RSU Deferrals. An election to defer receipt of payment of a Restricted Stock Unit Grant shall be made prior to the calendar year in which the Restricted Stock Unit Grant is made. The Plan Administrator shall provide a Deferral Form and notify each Eligible Employee and Director of the applicable election period and deadline for filing such election.

5.5 PSU Deferrals. An election to defer receipt of payment of a Performance Share Unit Grant shall be made at a date, as determined by the Plan Administrator, that is at least six months before the end of the performance period, provided that such an election shall not be made after the amount payable under such Performance Share Unit Grant has become readily ascertainable. The Plan Administrator shall provide a Deferral Form and notify each Eligible Employee and Director of the applicable election period and deadline for filing such election.

5.6 Deferral Forms; Irrevocability. All Deferral Forms must be timely filed, recorded or otherwise made in the manner prescribed by the Plan Administrator. An Eligible Employee or Director may change a prior election up to the date established under this Article 5. However, from and after the last date permitted for making such elections, all deferral elections pursuant to this Article 5 shall be irrevocable, except as provided in Article 8.

5.7 Rolling Elections. A Deferral Form for Deferrals, Fee Deferral, a RSU Deferral or a PSU Deferral for a Plan Year shall not apply to subsequent Plan Years unless the Plan Administrator specifically approves otherwise pursuant to such procedures and limitations as it deems appropriate. Unless the Plan Administrator has specifically approved otherwise in accordance with the previous sentence, if no Deferral Form is filed in accordance with Section 5.6 hereof for a given Plan Year, no deferrals shall be made for such Plan Year.

ARTICLE 6

ACCOUNTS

6.1 Accounts. The Plan Administrator shall establish an Account for each Participant to reflect Salary Deferrals, Bonus Deferrals, Matching Allocations, Fee Deferrals, RSU Deferrals, and PSU Deferrals, if any, made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Account. The Accounts are established solely for the purposes of tracking Salary Deferrals, Bonus Deferrals, Matching Allocations, Fee Deferrals, RSU Deferrals, PSU Deferrals, and any income adjustments thereto. The Accounts shall not be used to segregate assets for payment of any amounts deferred or allocated under the Plan.

6.2 Crediting of Accounts. Salary Deferrals shall be credited as of the end of each payroll period, and Bonus Deferrals, RSU Deferrals, and PSU Deferrals shall be credited as of the date on which the Bonus, RSU Grant, or PSU Grant would otherwise be paid. Fee Deferrals shall be credited, based on the Fair Market Value of a share of Company common stock on the applicable crediting date as follows:

(a) Directors Fees that a Participant elects to defer for such year which would have otherwise been payable prior to July 1 of such year, shall be credited on the 15th day of January of such year; and

(b) Directors Fees that a Participant elects to defer for such year which would have otherwise been payable on or after July 1 of such year shall be credited on the 15th day of July of such year.

6.3 Investments for Salary Deferrals, Bonus Deferrals, and Matching Allocations.

(a) Amounts credited to each Participant’s Account for Salary Deferrals, Bonus Deferrals, and Matching Allocations shall be deemed invested, in accordance with the Participant’s directions, in one or more deemed investment fund selections made available under the Plan according to the procedures specified by the Plan Administrator. If a Participant does not make investment elections with respect to amounts credited to his Account, such amounts shall be deemed invested in the appropriate investment fund as the Investment Committee of the Waste Management Employee Benefit Plans may direct.

(b) A Participant shall make his deemed investment fund selections in any manner established by the Plan Administrator, including through a website made available for such purpose. Deemed investment selections must be made in accordance with such procedures as are established by the Plan Administrator. A Participant may change his deemed investment elections at any time, or may reallocate amounts invested among the deemed investment funds available under the Plan, subject to such procedures as are established by the Plan Administrator.

6.4 Investments for Fee Deferrals, RSU Deferrals, and PSU Deferrals. Amounts credited to each Participant’s Account for Fee Deferrals, RSU Deferrals, and PSU Deferrals shall be deemed invested in Company common stock.

(a) Eligible Employee Dividends. With respect to the Accounts of Participants who are Eligible Employees, the Company shall pay cash to such a Participant equal to the dividends and other distributions (or the economic equivalent thereof) that would have been payable if the RSU Deferrals and PSU Deferrals were not so deferred and instead were issued as Company common stock. Such amounts shall be paid at such times and in such forms as the dividends or other distributions are paid on the Company’s common stock.

(b) Director Dividends. With respect to the Accounts of Participants who are Directors, the Company shall credit such a Participant’s Account with an additional number of Company stock units or fractions thereof having a Fair Market Value on the payment date of any dividends and other distributions (or economic equivalent thereof) that is equal to the dollar amount of dividends or other distributions (or economic equivalent thereof) paid per share of common stock multiplied by the number of stock units credited to the Participant’s Account immediately before payment of such amount.

(c) In the event of a Change in Control, the Plan Administrator may, in its sole discretion, provide that accounts deemed invested in Company common stock shall become eligible for deemed investment in the manner set forth in Section 6.3.

6.5 Expenses. Expense charges for transactions performed, or deemed to be performed, for each Participant’s Account and any deemed investment management fees shall be debited against each respective Account. In addition, the Plan Administrator may designate other Plan charges and administrative expenses that will be debited against Participants’ Accounts.

6.6 Statements. The Plan Administrator (or its designee) shall provide the Participant with access to a statement of such Participant’s Account reflecting the deemed income, gains and losses (realized and unrealized), amounts of deferrals and distributions with respect to such Account.

ARTICLE 7

VESTING

Subject to the provisions of Sections 8.3 and 12.6, a Participant shall at all times have a fully vested and nonforfeitable right to all Salary Deferrals, Bonus Deferrals, Matching Allocations, Fee Deferrals, RSU Deferrals, and PSU Deferrals, if any, credited to the Participant’s Account, adjusted for deemed income, gain and loss attributable thereto.

ARTICLE 8

DISTRIBUTION OF ACCOUNTS

8.1 Election as to Time and Form of Payment.

(a) Form of Payment. When making an initial deferral election, a Participant must elect, on the initial Deferral Form, the form of payment for the amounts credited to the Participant’s Accounts. Participants may elect one of the following forms of payment:

(i) three annual installment payments commencing on the Payment Commencement Date,

(ii) five annual installment payments commencing on the Payment Commencement Date,

(iii) ten annual installment payments commencing on the Payment Commencement Date, or

(iv) a single lump sum payment to be made on the Payment Commencement Date.

If a Participant does not make an election as to the form of payment with respect to all or any portion of his Account, distribution of that portion of his Account shall be made in a single lump sum payment on the Payment Commencement Date. Payments from a Participant’s Account related to Deferrals may be in cash or in property, as determined by the Plan Administrator or the trustee of any existing trust from which payment is made. Payments of a Participant’s Account related to RSU Deferrals and PSU Deferrals shall be paid in Company common stock except to the extent otherwise provided by Section 6.4.

(b) Scope of Elections.

(i) All Prior Plan elections remain applicable in accordance with the terms of the Prior Plan except as set forth in Section 8.2 hereof, including, without limitation, the election to defer any Bonus for calendar year 2013 payable in 2014.

(ii) All elections pursuant to Section 8.1(a) shall be made in accordance with procedures and rules established by the Plan Administrator. The election under Section 8.1(a) shall remain in effect with respect to all Deferrals, RSU Deferrals, and PSU Deferrals credited to a Participant’s Account while the Participant participates in the Plan in accordance with Section 3.1 hereof; provided, however, that the Compensation Committee may, in its sole discretion, permit a Participant to elect, on a Deferral Form, an alternative form of payment effective for Plan Years beginning after the year in which the Deferral Form becomes irrevocable pursuant to Section 5.6 hereof.

8.2 Distributions to Specified Employees. Notwithstanding any provision in the Plan, the Prior Plan or any deferral election to the contrary (other than a deferral election under the Prior Plan specifying a payment date subsequent to the Payment Commencement Date), distributions to Specified Employees shall commence on the first business day of the calendar month six months after the month in which the Participant has a Separation from Service (the “Payment Commencement Date”). Any delayed distributions shall be credited with any deemed investment gains or losses that would otherwise apply to the Account pursuant to Section 6.2 during the six month period.

8.3 Permitted Acceleration of Payment. Except as provided in this Section 8.3, neither a Participant nor the Company may revoke an existing deferral election, or modify an existing payment election.

(a) Limited Cash-Outs. In the event that when a Participant dies, terminates employment, or otherwise becomes entitled to payment of his Account hereunder, the balance of the Account (together with any other accounts under plans required to be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2)) is less than the applicable dollar amount under Code Section 402(g)(1)(B), the Participant’s Account shall be paid out in a single lump sum during the calendar quarter beginning after the triggering payment event regardless of the Participant’s payment election.

(b) Unforeseeable Emergency. Revocation of elections for Salary Deferrals, Bonus Deferrals, RSU Deferrals, PSU Deferrals and/or Fee Deferrals and payments of Account balances may be made under the conditions described in Section 8.5, regardless of the Participant’s deferral or payment election.

(c) Plan Termination. Payment of a Participant’s Account may be made under the conditions described in Section 10.1, regardless of the Participant’s payment election.

(d) Cancellation of Deferral Due to Disability. A Participant may cancel his Salary Deferral, Bonus Deferral, RSU Deferral, PSU Deferral and/or Fee Deferral for a Plan Year by the 15th day of the third month following the date the Participant incurs a Disability.

(e) Offsets for Debts to Company. The Plan Administrator may accelerate the payment time or schedule of a Participant’s Account hereunder as satisfaction of the Participant’s debt to the Company, provided the debt is incurred in the ordinary course of the Participant’s employment relationship, the entire amount of the reduction does not exceed $5,000 in any Plan Year and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(f) Bona Fide Disputes. The Plan Administrator may accelerate the time or schedule of a Participant’s payment of his Account hereunder, or portion thereof, where the accelerated payment occurs as part of a settlement between the Participant and the Company of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount. Such accelerated payment must reflect at least a 25 percent reduction in the value of the amount that would have been payable had there been no dispute as to the Participant’s right to the payment.

8.4 Death.

(a) If a Participant dies before payment or complete distribution (in the case of installment payments), all amounts credited to the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum during the calendar year beginning after the Participant’s death.

(b) A Participant may designate a Beneficiary by notifying the Plan Administrator in writing, at any time before Participant’s death, on a form prescribed by the Plan Administrator for that purpose. A Participant may revoke any Beneficiary designation or designate a new Beneficiary at any time without the consent of a Beneficiary or any other person. If no Beneficiary is designated or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to the Participant’s estate.

8.5 Unforeseeable Emergency. If a Participant experiences an unforeseeable emergency, the Participant may cease his Salary Deferrals, Bonus Deferrals, RSU Deferrals, PSU Deferrals and Fee Deferrals and/or receive a distribution of only that portion, if any, of the Participant’s Account that the Plan Administrator determines is necessary to satisfy such emergency, including any amounts necessary to pay any income taxes reasonably anticipated to result from the distribution. A Participant requesting to cease deferral elections and/or take a distribution due to an unforeseeable emergency shall apply for the distribution in writing using a form prescribed by the Plan Administrator for that purpose and shall provide such additional information as the Plan Administrator may require. For purposes of the Plan, an “unforeseeable emergency” means a severe financial hardship resulting from:

(a) Illness or accident of the Participant, his spouse, Beneficiary or a dependent of the Participant;

(b) Loss of Participant’s property due to casualty; or

(c) Any other similar extraordinary and unforeseeable circumstance arising from events beyond the Participant’s control that constitutes an unforeseeable emergency within the meaning assigned that term by Code Section 409A.

8.6 Taxes. Federal income tax withholding and other applicable withholding taxes with respect to an Account shall be deducted from such Account. All taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 8 shall be withheld.

ARTICLE 9

PLAN ADMINISTRATION

9.1 Plan Administration and Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. Benefits under the Plan shall be paid only if the Plan Administrator decides in its discretion that the Eligible Employee, Director, Participant or Beneficiary is entitled to them. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual serving as Plan Administrator who is a Participant shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Employer or a trustee (if any). The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

9.2 Powers, Duties, Procedures. The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as the Plan Administrator may establish.

9.3 Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, Separation from Service, and such other pertinent facts as the Plan Administrator may require.

9.4 Indemnification of Plan Administrator. The Employer agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee who serves as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Employer in writing in advance) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 10

AMENDMENT AND TERMINATION

10.1 Authority to Amend and Terminate. Subject to Section 10.2, the Plan may be amended, terminated or liquidated at any time by action of the Compensation Committee or if the Company’s By-Laws or any Board committee charter provides otherwise, by action of the Board or such other committee. If the Plan is to be terminated and liquidated, all deferred compensation plans of the same type under Treas. Reg. § 1.409A-1(c)(2) must also be terminated and liquidated, and no deferred compensation plan of that same type may be established by the Company for three years following the termination. If the Plan is terminated and an irrevocable trust has been established (as described in Section 12.1), the trust shall pay benefits as provided under the amended or terminated Plan.

10.2 Existing Rights. No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his Account prior to the later of the date such amendment or termination is adopted or effective.

ARTICLE 11

CLAIMS

11.1 Rights. If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including, but not limited to, claims for benefits, the Participant or Beneficiary shall submit the claim in accordance with the procedures set forth in this Article 11.

11.2 Procedure. Claims for benefits under the Plan may be filed in writing with the Plan Administrator on a form or in such other written documents as the Plan Administrator may prescribe. The Plan Administrator shall furnish to the claimant written notice of the disposition of a claim within 90 days after the claim therefor is filed; provided, however, that if special circumstances require an extension of time for processing the claim, the Plan Administrator shall furnish written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension shall not exceed one additional, consecutive 90-day period. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA pursuant to mandatory arbitration following an adverse determination on review.

11.3 Appeal. Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Plan Administrator, to appeal the denial of his or her claim. The claimant (or his or her duly authorized representative) may review pertinent documents related to the Plan and in the Plan Administrator’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Plan Administrator no later than 60 days after receipt of the written notification of denial of a claim provided above. The Plan Administrator’s decision shall be made within 60 days following the filing of the request for review and shall be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Plan Administrator shall furnish written notice of the extension to the claimant prior to the end of the initial 60-day period, and such extension shall not exceed one additional 60-day period. If unfavorable, the notice of the decision shall explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision and state the claimant’s right to bring a civil action under ERISA.

11.4 Limitations. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that a Participant or Beneficiary is entitled to benefits. Notwithstanding the foregoing or any provision of the Plan or the Prior Plan to the contrary, a Participant must exhaust all administrative remedies set forth in this Article 11 or otherwise established by the Plan Administrator before bringing any action at law or equity. Any claim based on a denial of a claim under the Plan or the Prior Plan must be brought no later than the date which is two years after the date of the final denial of a claim under Section 11.3. Any claim not brought within such time shall be waived and forever barred.

ARTICLE 12

MISCELLANEOUS

12.1 No Funding. The Company intends that the Plan constitute an “unfunded” plan for tax purposes and for purposes of Title I of ERISA; provided that the Plan Administrator may authorize the creation of trusts and deposit therein cash or other property, or make other arrangements to meet the Company’s obligations under the Plan, and further provided that such a trust shall be established upon a Change in Control, if none has previously been established, and the Company shall make a contribution to such trust effective as of the date of the Change in Control in an amount equal to the sum of the value of all Participant Accounts (including deemed investment gains) under the Plan as of such date and all contributions made to the Trust as of the date of the Change in Control shall thereafter be irrevocable until all Accounts under the Plan have been paid in full. Such trusts or other arrangements shall be consistent with the unfunded status of the Plan, unless the Plan Administrator otherwise determines with the consent of each Participant. In the event that such a trust or other arrangement is established, any Matching Allocations under the Plan may be made in cash or in property (either in part or in whole), including common stock of the Company.

12.2 General Creditor Status. The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person.

12.3 Non-assignability. None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise under the Plan.

12.4 Limitation of Participant’s Rights. Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of an Employer, or to interfere, in any way, with an Employer’s right to terminate the employment of a Participant in the Plan at any time, with or without cause.

12.5 Participants Bound. Any action with respect to the Plan taken by the Plan Administrator or a trustee (if any), or any action authorized by or taken at the direction of the Plan Administrator or a trustee (if any), shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.

12.6 Satisfaction of Claims; Unclaimed Benefits. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Employer, the Plan Administrator and a trustee (if any) under the Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Plan Administrator, the Employer or a trustee (if any) to follow the application of such funds. In the case of a benefit payable on behalf of a Participant, if the Plan Administrator is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Plan Administrator’s determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Company.

12.7 Governing Law and Severability. The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Texas. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

12.8 No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

12.9 Headings. Headings and subheading in the Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

12.10 Number and Gender. Any reference in the Plan to the singular includes the plural where appropriate, and any reference in the Plan to the masculine gender includes the feminine and neuter genders where appropriate.

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute but one and the same instrument which may be sufficiently evidenced by any executed copy hereof, this 13th day of December, 2013, but effective as of January 1, 2014.

WASTE MANAGEMENT, INC.

By: /s/ Mark Schwartz

Name: Mark Schwartz

Title: SVP HR